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Filed pursuant to rule 424(b)(5)
Registration No.: 333-120494

         PROSPECTUS SUPPLEMENT
(To Prospectus dated December 17, 2004)

$2,000,000,000

HSBC Finance Corporation

Floating Rate Extendible Notes

        The Notes described in this Prospectus Supplement will mature on March 24, 2006, the initial maturity date, unless the maturity of all or any portion of the principal amount of the Notes is extended in accordance with the procedures described herein. In no event will the maturity of the Notes be extended beyond March 24, 2011, the final maturity date. We may not redeem the Notes prior to maturity.

        We will pay interest on the Notes on the 24th day of each month, commencing March 24, 2005, at a rate determined for each interest period by reference to one-month LIBOR, plus or minus the applicable spread for that interest period. We describe how such rate is calculated under "Description of Notes—Interest" herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts	Proceeds to Company(1)

Per Note	100.00%	0.20%	99.80%

Total	$2,000,000,000	$4,000,000	$1,996,000,000

(1)
Plus accrued interest, if any, from March 8, 2005.

        The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 8, 2005.

        HSBC Finance Corporation may use this Prospectus Supplement and the accompanying Prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this Prospectus Supplement and the accompanying Prospectus in market-making transactions in these securities after the initial sale. Unless HSBC Finance Corporation or its agent informs the purchaser otherwise in the confirmation of sale, this Prospectus Supplement and the accompanying Prospectus is being used in a market-making transaction.

Joint Book-Running Managers
Banc of America Securities LLC	HSBC	JPMorgan

Credit Suisse First Boston	Morgan Stanley

March 1, 2005

TABLE OF CONTENTS

Prospectus Supplement

         You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus may only be used where it is legal to sell these securities. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes.

        In this Prospectus Supplement and the accompanying Prospectus, the "Company," "HSBC Finance" and "we" refer to HSBC Finance Corporation.

USE OF PROCEEDS

        HSBC Finance will apply the net proceeds (estimated to be approximately $1,995,500,000) from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HSBC Finance. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HSBC Finance. The proceeds of such commercial paper are used in connection with HSBC Finance's financial services business.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for HSBC Finance and its subsidiaries for the periods indicated below was as follows:

						Year Ended December 31,
			March 29 through December 31, 2003	January 1 through March 28, 2003
	Year Ended December 31, 2004
						2002		2001	2000
	(Successor)		(Successor) (Restated)	(Predecessor)		(Predecessor)
Ratio of Earnings to Fixed Charges	1.92	(1)	1.99	1.47	(2)	1.57	(3)	1.66	1.63

(1)
The 2004 ratio has been negatively impacted by $121 million (after-tax) from the adoption of FFIEC charge-off policies for our domestic private label and MasterCard and Visa portfolios in December 2004 and positively impacted by the $423 million (after-tax) gain on the bulk sale of our domestic private label receivables to HSBC Bank USA in December 2004. Excluding these items, our ratio of earnings to fixed charges would have been 1.83. This non-GAAP financial ratio is provided for comparison of our operating trends only.

(2)
The ratio for the period January 1 through March 28, 2003 has been negatively impacted by $167 million (after-tax) of HSBC Holdings acquisition related costs and other merger related items incurred by HSBC Finance. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69. This non-GAAP financial ratio is provided for comparison of our operating trends only.

(3)
The 2002 ratio has been negatively impacted by the $333 million (after-tax) settlement charge and related expenses and the $240 million (after-tax) loss on the disposition of Thrift assets and deposits. Excluding these charges, our ratio of earnings to fixed charges would have been 1.80. This non-GAAP financial ratio is provided for comparison of our operating trends only.

DESCRIPTION OF NOTES

General

        The following description of the terms of the floating rate extendible notes offered hereby (referred to herein as the "Notes" and in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The Notes constitute senior unsecured debt of the Company and will rank on a parity with all other senior unsecured debt of the Company and prior to all subordinated debt. The Notes are to be issued as a series of Senior Debt Securities under an Amended and Restated Indenture dated as of December 15, 2004 (the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities—Senior Debt Securities."

        The Notes are not subject to redemption by the Company prior to maturity. The Notes will be issued in denominations of $1,000 and integral multiples thereof. Upon issuance, the Notes will be represented by one or more fully registered global notes ("Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Depositary. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Clearstream Luxembourg or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. See "Description of Debt Securities—Book-Entry System" and "Global Clearance and Settlement Procedures" in the accompanying Prospectus.

        Any Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any Notes so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such Notes may be presented for registration of transfer or exchange at the office of the Trustee in New York, New York and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive Notes.

Maturity and Extension of Maturity

        The initial maturity date for the Notes is March 24, 2006, or if such day is not a business day, the immediately preceding business day, unless the maturity of all or any portion of the principal amount of the Notes is extended in accordance with the procedures set forth below. In no event will the maturity of the Notes be extended beyond the final maturity date of March 24, 2011, or if such day is not a business day, the immediately preceding business day.

        On each election date, you may elect to extend the maturity of all or any portion of the principal amount of your Notes so that the maturity of your Notes will be extended to the date occurring 366 calendar days from and including the 24th day of the next succeeding month. However, if that 366th calendar day is not a business day, the maturity of your Notes will be extended to the immediately preceding business day. The election dates will be the 24th calendar day of each month from March 2005 to February 2010 inclusive, whether or not any such day is a business day.

        You may elect to extend the maturity of all of your Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the fifth business day prior to the election date and end on the election date, however, if that election date is not a business day, the notice period will be extended to the following business day. Your notice of election must be delivered to the trustee for the Notes, through the normal clearing system channels described in more detail below and in the accompanying Prospectus, no later than the last business day in the notice period. Upon delivery to the trustee of a notice of election to extend the maturity of the Notes or any portion thereof, that election will be irrevocable.

        If on any election date you do not make an election to extend the maturity of all or any portion of the principal amount of your Notes, the principal amount of the Notes for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your Notes has previously been extended. The principal amount of the Notes for which such election is not exercised will be represented by a note issued on such election date. The note so issued will have the same terms as the Notes, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is 366 calendar days from and including such election date or, if such 366th calendar day is not a business day, the immediately preceding business day. The failure to elect to extend the maturity of all or any portion of the Notes will be irrevocable and will be binding upon any subsequent holder of such Notes.

        The Notes will be issued in registered global form and will remain on deposit with the Depositary. Therefore, you must exercise the option to extend the maturity of your Notes through the Depositary. To ensure that the Depositary will receive timely notice of your election to extend the maturity of all or a portion of your Notes, so that it can deliver notice of your election to the trustee prior to the close of business on the last business day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the Depositary of your election to extend the maturity of your Notes in accordance with the then applicable operating procedures of the Depositary.

        The Depositary must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the last business day in the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary. If you hold your interest in the Notes through Euroclear or Clearstream Luxembourg, additional time may be needed to give your notice. If the election date is not a business day, notice of your election to extend the maturity date of your Notes must be delivered to the Depositary by its participants no later than 12:00 noon (New York City time) on the business day following such election date.

Interest

        The Notes will bear will bear interest at LIBOR plus or minus the spread, as described below. We will pay interest monthly in arrears on the 24th day of each month (each an "interest payment date"), beginning March 24, 2005, and on the applicable maturity date. If any interest payment date falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. The final interest payment date for the Notes, or any portion of the Notes maturing prior to the final maturity date, will be the maturity date and interest for the final interest period will accrue from and including the interest payment date in the month immediately preceding such maturity date to but excluding the maturity date. Interest on the Notes will be computed on the basis of a 360 day year for the actual number of days elapsed.

        Interest on the Notes will accrue from, and including, March 8, 2005, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period."

        We will pay interest on the Notes to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, we will pay interest on the maturity date to the same persons to whom the principal will be payable.

        When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

        The calculation agent appointed by us, initially J.P. Morgan Trust Company, National Association, will calculate the interest rate on the Notes. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The interest rate for each interest period will be equal to LIBOR, as determined below, plus or minus the spread. The spread for each interest period will be as follows:

For Interest Reset Dates Occurring	Spread
From March 8, 2005, to but excluding March 24, 2006	Minus 0.01%
From March 24, 2006, to but excluding March 24, 2007	Plus 0.03%
From March 24, 2007, to but excluding March 24, 2008	Plus 0.05%
From March 24, 2008, to but excluding March 24, 2009	Plus 0.06%
From March 24, 2009, to but excluding March 24, 2010	Plus 0.06%
From March 24, 2010, to but excluding March 24, 2011	Plus 0.06%

        The interest rate in effect for the period from March 8, 2005, to, but excluding, March 24, 2005, the initial interest reset date, will be LIBOR, as determined on March 4, 2005, minus 0.01%. The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including March 8, 2005 to the first interest reset date will be the initial interest rate.

        The calculation agent will determine "LIBOR" in accordance with the following provisions:

          (i)    With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of one month commencing on the interest reset date that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

          (ii)   With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of one month, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

        "Telerate Page 3750" means the display designated as "Page 3750" on Moneyline Telerate or any successor service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank rates of major banks for United States dollar deposits.

Further Issues

        The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking pari passu with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

        The following summary describes the principal U.S. federal income tax consequences applicable to a beneficial owner of the Notes who or which is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust treated as a United States person under Section 7701(a)(30) of the Code (a "U.S. Holder"). This summary provides general information only and is directed solely to U.S. Holders who are original holders purchasing Notes at the "issue price," that is, the first price to the public at which a substantial amount of the Notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Code, existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a U.S. Holder in light of its particular circumstances or to U.S. Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. U.S. Holders considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any states, local or foreign taxing jurisdiction.

  Payments of Interest

        Interest on a Note should be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for tax purposes. Notwithstanding the foregoing, it is possible that the Internal Revenue Service ("IRS") could successfully assert that the Notes are subject to special rules governing contingent payment obligations, in which case the timing and character of income thereon would be affected. Among other things, U.S. Holders would be required to accrue as "original issue discount," subject to adjustments, at a "comparable yield" on the issue price. Furthermore, any gain recognized with respect to the Notes would generally be treated as ordinary income. However, because the Notes bear a variable interest rate that is reset every month, HSBC Finance expects that (i) the accrual of income at the comparable yield would not significantly alter the timing of income inclusion; and (ii) any gain recognized with respect to the Notes should not be significant (but the amount of any such gain will depend upon all of the facts and circumstances present at the time of the recognition event). The remainder of this discussion assumes that the Notes will not be subject to the rules governing contingent payment obligations.

  Election to Extend

        Under regulations of the United States Treasury Department, the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is material. Under these regulations, an election to extend the maturity of a Note by up to six months beyond the initial maturity date should not be viewed as material. Although the treatment of an election to extend the maturity by more than six months is unclear, HSBC Finance intends, in view of the unique features of the Notes (including their economic equivalence to a six-year debt instrument containing put options), to take the position that an election to extend the maturity of all or any portion of the principal amount of the Notes will not be a taxable event for HSBC Finance. However, such an election may be viewed as a material deferral under the regulations, in which case a holder would be required to recognize any gain inherent in the Note at such time. As noted above, HSBC Finance does not expect that any such gain should be significant (but the amount of any such gain will depend upon all of the facts and circumstances present at the time of the recognition event). No assurance can be given that the IRS will accept, or that the courts will uphold, this position. Potential investors are urged to consult their own tax advisors regarding the treatment of the investor's exercise of an election to extend.

  Sale, Exchange or Retirement of the Notes

        Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such person. If an election to extend were treated as a taxable event as described above, a U.S. Holder would have a tax basis in the Note equal to the fair market value of the Note at the time of the election.

        In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

  Backup Withholding and Information Reporting

        Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of any Note, to certain non-corporate U.S. Holders. HSBC Finance, its agent, a broker, or a paying agent, as the case may be, will be required to withhold from any payment a tax equal to 28 percent of such payment if the U.S. Holder fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be credited against such U.S. Holder's United States federal income tax and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

        We intend to offer the Notes through the underwriters. Banc of America Securities LLC, HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are acting as the joint book-running managers for the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related pricing agreement, each dated March 1, 2005, between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the Notes listed opposite their names below.

Underwriter	Principal Amount
Banc of America Securities LLC	$500,000,000
HSBC Securities (USA) Inc.	500,000,000
J.P. Morgan Securities Inc.	500,000,000
Credit Suisse First Boston LLC	250,000,000
Morgan Stanley & Co. Incorporated	250,000,000

Total	$2,000,000,000

        The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the underwriting agreement.

        The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this Prospectus Supplement, and to dealers at that price less a concession not in excess of 0.10% per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.05% per Note to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

        The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the

Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this Prospectus Supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

        HSBC Finance and HSBC Securities (USA) Inc. are wholly-owned indirect subsidiaries of HSBC Holdings plc. HSBC Securities (USA) Inc. is a member of the NASD. Accordingly, the offering of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and the underwriters will not confirm sales of the Notes to any accounts over which they exercise discretionary authority without the prior approval of the customer.

        It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

        Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Québec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed and acknowledges the terms above under "Resale Restrictions."

Rights of Action (Ontario Purchasers Only)

        Under Ontario securities legislation, a purchaser who purchases Notes offered by this Prospectus Supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us if this Prospectus Supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

LEGAL OPINIONS

        The legality of the Notes will be passed upon for HSBC Finance by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate and Assistant Secretary for HSBC Finance. Certain legal matters will be passed upon for the underwriters by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of HSBC Finance and owns, and holds options to purchase, equity securities of HSBC Holdings plc.

EXPERTS

        The consolidated financial statements of HSBC Finance as of December 31, 2004 and 2003 and for the year ended December 31, 2004; the periods January 1 through March 28, 2003 and March 29, 2003 through December 31, 2003; and the year ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this Prospectus Supplement and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of HSBC Finance by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The audit report also states that HSBC Finance has restated its consolidated financial statements as of December 31, 2003 and for the period March 29, 2003 through December 31, 2003.

HSBC Finance Corporation

$15,000,000,000

Debt Securities
and
Warrants to Purchase Debt Securities

        HSBC Finance Corporation may sell from time to time up to $15,000,000,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities that we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        HSBC Finance Corporation may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HSBC FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

The date of this Prospectus is December 17, 2004

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more initial offerings up to a total dollar amount of $15,000,000,000. This prospectus may also be used in market-making transactions, as described under the heading "MANNER OF OFFERING." This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION." In this prospectus, "us," "we," "Company" and "HSBC Finance" refer to HSBC Finance Corporation. Prior to December 15, 2004, HSBC Finance Corporation was known as Household International, Inc. Consequently, any references herein to HSBC Finance for any periods prior to December 15, 2004, shall be deemed to refer to Household International, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain of the matters discussed under the caption "HSBC Finance" and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HSBC Finance to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

HSBC FINANCE

        HSBC Finance and its subsidiaries offer a diversified range of financial services. HSBC Finance traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HSBC Finance, formerly known as Household International, Inc., was acquired by a wholly-owned subsidiary of HSBC Holdings plc on March 28, 2003. On December 15, 2004, Household International, Inc.'s wholly-owned subsidiary, Household Finance Corporation, merged into Household International, Inc. and Household International, Inc. was renamed "HSBC Finance Corporation."

        HSBC Finance is a subsidiary of HSBC Investments (North America) Inc., an indirect wholly owned subsidiary of HSBC Holdings plc. HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings' ordinary shares are admitted to trading on the London Stock Exchange and are listed on The Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

        We primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary. The principal product of our consumer financial services business is the making of cash loans, real estate loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial," and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

        We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

*
MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

        We also make loans for the purchase of new and used vehicles. Installment contracts are secured by the vehicles and these contracts are purchased from franchised dealers. We also lend directly to customers through direct mail solicitations, Internet applications and alliance partner referrals. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices, Jackson Hewitt offices and offices of other tax preparation services throughout the United States.

        Our subsidiaries primarily service the loans made by us and our subsidiaries.

        We offer credit life and credit accident, health and disability, unemployment, property, term life, collateral protection and specialty insurance products to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

        Internationally, our United Kingdom subsidiaries offer secured and unsecured lines of credit and closed-end loans, retail finance products, insurance products and credit cards and operates in England, Scotland, Wales, Northern Ireland and the Republic of Ireland. Offices were opened in the Czech Republic and Hungary to facilitate the expansion plans of one of our U.K. merchant alliances and have expanded to include branch lending offices. Our Canadian business offers consumer real estate secured and unsecured closed-end loans, insurance products, revolving credit, private label credit cards and retail finance products to middle and low income families and accepts deposits through its trust operations.

MANNER OF OFFERING

        The securities will be offered by HSBC Finance in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be securities that we will not issue until after the date of this prospectus as well as our securities that have been previously issued. The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued.

        When we issue new securities, we may offer them for sale through underwriters, dealers and agents, including our affiliates, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use to distribute these securities and the discounts or commissions we may pay for their services.

        Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of HSBC Finance for offers and sales outside the United States.

        If you purchase securities in a market-making transactions, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc., or another of our affiliates, resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, and may include the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of our commercial paper are used in connection with our financial services business.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for HSBC Finance and its subsidiaries for the periods indicated below was as follows:

	Nine Months Ended September 30, 2004	March 29 through December 31, 2003			Year Ended December 31,
			January 1 through March 28, 2003
					2002		2001	2000	1999
	(Successor)	(Successor)	(Predecessor)		(Predecessor)
Ratio of Earnings to Fixed Charges	1.87	2.21	1.47	(1)	1.57	(2)	1.66	1.63	1.75

(1)
The ratio for the period January 1 through March 28, 2003 has been negatively impacted by $167 million (after-tax) of HSBC Holdings acquisition related costs and other merger related items incurred by HSBC Finance. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69 percent. This non-GAAP financial ratio is provided for comparison of our operating trends only.

(2)
The 2002 ratio has been negatively impacted by the $333 million (after-tax) settlement charge and related expenses and the $240 million (after-tax) loss on the disposition of Thrift assets and deposits. Excluding these charges, our ratio of earnings to fixed charges would have been 1.80 percent. This non-GAAP financial ratio is provided for comparison of our operating trends only.

        For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (the approximate portion representing interest).

        In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of HSBC Finance plus related purchase accounting adjustments have been "pushed down" and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the "successor" periods beginning March 29, 2003. Information for all "predecessor" periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our "successor" periods.

DESCRIPTION OF DEBT SECURITIES

        HSBC Finance may offer, from time to time, one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the "Securities"). The Securities offered pursuant to this prospectus may have an aggregate initial offering price up to U.S. $15,000,000,000, or the equivalent thereof at the time of the offering if any of the Securities are denominated in a foreign currency or a foreign currency unit.

        The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

        Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HSBC Finance and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HSBC Finance's Registration Statement which registers the Securities with the Securities and Exchange Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

        The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

        Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

        Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HSBC Finance; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HSBC Finance will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HSBC Finance, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HSBC Finance or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

        If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

        Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Book-Entry System

        Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

        If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, société anonyme, formerly Cedelbank ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

        So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

        The following is based on information furnished by DTC:

        DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Offered Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and

Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

        To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

        DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

        Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to Offered Debt Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator").

        Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for Offered Debt Securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

        Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

        Because of time-zone differences, credits of Offered Debt Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Offered Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Senior Debt Securities

        The trustees for the indentures under which Offered Debt Securities constituting senior debt of HSBC Finance (the "Senior Debt Securities") will be issued shall be either U.S. Bank National Association, BNY Midwest Trust Company, J.P. Morgan Trust Company, National Association, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HSBC Finance and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HSBC Finance, and prior to all subordinated debt.

        Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

  Covenant Against Creation of Pledges or Liens

        All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HSBC Finance covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the

Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HSBC Finance of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

        The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HSBC Finance or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HSBC Finance; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HSBC Finance; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HSBC Finance or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HSBC Finance; (d) security interests to secure any indebtedness of HSBC Finance to a subsidiary; (e) security interests in property of HSBC Finance in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

        Notwithstanding the foregoing, HSBC Finance may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HSBC Finance existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HSBC Finance's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HSBC Finance of any property, which property has been or is to be sold or transferred by HSBC Finance to such person with the intention that such property be leased back to HSBC Finance, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HSBC Finance. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions—Section 3.08)

  Concerning the Trustees

        HSBC Finance maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HSBC Finance under which outstanding senior or subordinated unsecured debt securities of HSBC Finance have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Senior Subordinated Debt Securities

        Offered Debt Securities which will constitute senior subordinated unsecured debt of HSBC Finance (the "Senior Subordinated Debt Securities") will be issued under an Indenture between HSBC Finance and BNY Midwest Trust Company, as Trustee (the "Indenture for Senior Subordinated Debt Securities").

        Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

  Subordination

        Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HSBC Finance, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HSBC Finance, such indebtedness of HSBC Finance to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At September 30, 2004, the aggregate amount of senior indebtedness recorded on HSBC Finance's balance sheet was approximately $77,624 million. HSBC Finance is not directly limited in its ability to issue additional senior indebtedness.

        In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HSBC Finance or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HSBC Finance, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

        In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

        Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities—Section 12.01)

  Liens

        HSBC Finance will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HSBC Finance whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities—Section 3.08)

  Concerning the Trustee

        BNY Midwest Trust Company is trustee under other indentures of HSBC Finance under which certain of HSBC Finance's outstanding senior subordinated debt securities have been issued and under which HSBC Finance senior debt securities may be issued. HSBC Finance maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

        If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HSBC Finance has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HSBC Finance will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HSBC Finance under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions—Section 6.03, Indenture for Senior Subordinated Debt Securities—Section 6.03)

        For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

        Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions—Section 11.02, Indenture for Senior Subordinated Debt Securities—Section 11.02)

        Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions—Section 11.01, Indenture for Senior Subordinated Debt Securities—Section 11.01)

Successor Entity

        The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision—Section 10.02, Indenture for Senior Subordinated Debt Securities—Sections 10.01 and 10.02)

Events of Default

        Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HSBC Finance is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions—Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities—Sections 3.05 and 7.01)

        If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions—Section 7.02, Indenture for Senior Subordinated Debt Securities—Section 7.02)

        The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions—Section 7.13, Indenture for Senior Subordinated Debt Securities—Section 7.13)

        Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions—Section 8.02, Indenture for Senior Subordinated Debt Securities—Section 8.02)

        Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions—Section 7.07, Indenture for Senior Subordinated Debt Securities—Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions—Section 7.12, Indenture for Senior Subordinated Debt Securities—Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions—Section 8.03(e), Indenture for Senior Subordinated Debt Securities—Section 8.03(e))

DESCRIPTION OF WARRANTS

        HSBC Finance may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HSBC Finance and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

        The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

        Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

        Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

        Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HSBC Finance will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

        A beneficial owner of an Offered Debt Security will generally be subject to the withholding of U.S. federal income tax unless one of the following steps is taken to obtain an exemption from or reduction of the withholding:

        Exemption for Non-U.S. Holders (Internal Revenue Service ("IRS") Form W-8BEN).    A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder, as defined below under "United States Taxation of Non-U.S. Holders" (other than certain persons that are related to HSBC Finance through stock ownership or that are banks receiving certain types of interest as described under "United States Taxation of Non-U.S. Holders—Income Taxation"), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

        Exemption for Non-U.S. Holders with effectively connected income (IRS Form W-8ECI).    A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder, including a non-U.S. corporation or bank with a U.S. branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

        Exemption or reduced rate for Non-U.S. Holders entitled to the benefits of a treaty (IRS Form W-8BEN).    A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

        Exemption for U.S. Holders (IRS Form W-9).    A beneficial owner of an Offered Debt Security that is a U.S. Holder (i.e., a person that is not a Non-U.S. Holder) can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

        U.S. federal income tax reporting procedures.    A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the Withholding Agent, as defined below under "United States Taxation of Non-U.S. Holders." For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described under "United States Taxation of Non-U.S. Holders—Income Taxation", if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

        Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the Withholding Agent, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from HSBC Finance as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder's U.S. federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to holders of the Offered Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax considerations applicable to beneficial owners of the Offered Debt Securities who are Non-U.S. Holders. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an Offered Debt Security other than a beneficial owner of an Offered Debt Security who or which is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Further, the discussion does not address any tax consequences applicable to any Warrants. Any special U.S. federal income tax consequences to Non-U.S. Holders (and, if necessary, to U.S. Holders) not described herein will be described in the Prospectus Supplement.

Income Taxation

        In the opinion of Sidley Austin Brown & Wood LLP, special tax counsel to HSBC Finance, under U.S. federal income tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below, payments of principal and interest on the Offered Debt Securities by HSBC Finance or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

  •
  such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of HSBC Finance entitled to vote;

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  such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to HSBC Finance through stock ownership;

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  such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

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  the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

        The certification requirements set forth in Section 871(h) or 881(c) of the Code are satisfied if either (1) the beneficial owner of the Offered Debt Security certifies, under penalties of perjury, to the last U.S. payor (or non-U.S. payor who is an authorized foreign agent of the U.S. payor, a "qualified intermediary," a U.S. branch of a foreign bank or foreign insurance company, a "withholding foreign partnership" or a "withholding foreign trust") in the chain of payment (the "Withholding Agent") that such owner is a Non-U.S. Holder and provides such owner's name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") that holds the Offered Debt Security certifies to the Withholding Agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Withholding Agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, or substantially similar form, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least one payment annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent (or financial institution) within 30 days of such change by furnishing a new IRS Form W-8BEN (and the financial institution must promptly so inform the Withholding Agent). A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding Offered Debt Securities on its own behalf may have substantially increased reporting requirements. In particular, in the case of Offered Debt Securities held by a foreign partnership (or foreign trust), the partners (or grantors or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information. If an Offered Debt Security is held through a non-U.S. securities clearing organization or a non-U.S. financial institution (other than a U.S. branch or office of such organization or institution) or a non-U.S. branch or office of a U.S. financial institution or U.S. clearing organization, the organization or institution must provide a signed statement on an IRS Form W-8IMY to the Withholding Agent. However, in such case, unless the organization or institution is a qualified intermediary, a withholding foreign partnership or withholding foreign trust, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substantially similar form provided by the beneficial owner to the organization or institution and such other information that is required by the IRS Form W-8IMY and Treasury Regulations, and such information must be updated as required. If the institution or organization is a qualified intermediary, withholding foreign partnership or withholding foreign trust that has entered into a qualified intermediary or similar agreement with the IRS, it must provide the Withholding Agent or other intermediary such additional information as is required by the agreement, IRS Form W-8IMY and Treasury Regulations.

        Even if a Non-U.S. Holder does not meet the above requirements, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty to which the United States is a party, and the Non-U.S. Holder provides a properly completed IRS Form W-8BEN, such Non-U.S. Holder may obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty).

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Offered Debt Security, or gain realized on the sale, exchange or other disposition of an Offered Debt Security, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. taxpayer. In lieu of the certification described above, such a holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, an Offered Debt Security will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of an Offered Debt Security unless:

  •
  the gain is effectively connected with the U.S. Holder's conduct of a trade or business within the United States, or

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  in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        Notwithstanding these two bullet points, a Non-U.S. Holder will not be subject to U.S. federal income tax to the extent that a treaty reduction or exemption applies and the appropriate documentation is provided.

Backup Withholding and Information Reporting

        A Non-U.S. Holder will not be subject to backup withholding provided that the Non-U.S. Holder has provided an IRS Form W-8BEN (or other permitted certification), together with all appropriate attachments, signed under penalties of perjury, identifying itself and certifying that it is not a U.S. person. Certain information reporting requirements may still apply even if an exemption from backup withholding is established.

        The payment of the proceeds from the disposition of an Offered Debt Securities to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is:

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  a U.S. person;

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  a controlled foreign corporation;

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  a U.S. branch of a foreign bank or foreign insurance company;

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  a foreign partnership controlled by U.S. persons or engaged in U.S. trade or business; or

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  a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period.

        In the case of the payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a broker that is described above, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that confirming the status of the Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption.

        Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder's federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Initial Offering and Sale

        HSBC Finance may sell the Securities in their initial offering in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Any such underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HSBC Finance, as described below. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HSBC Finance from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

        The Offered Securities may be sold directly by HSBC Finance or through agents designated by HSBC Finance from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HSBC Finance to such agent are set forth, in the Prospectus Supplement relating thereto.

        Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HSBC Finance to indemnification by HSBC Finance against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

        If so indicated in the Prospectus Supplement, HSBC Finance will authorize underwriters, dealers or other persons acting as HSBC Finance's agents to solicit offers by certain institutions to purchase Offered Securities from HSBC Finance pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HSBC Finance. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HSBC Finance shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

        HSBC Finance and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC Holdings. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC Holdings, is a member of the National Association of Securities Dealers, Inc. ("NASD") and may participate in distributions of the Offered Securities. Accordingly, offerings of the Offered Securities in which HSBC Securities

(USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any underwriters offering the Offered Securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any NASD member or independent broker/dealer in connection with any distribution of Offered Securities will not exceed 8% of the principal amount of such Offered Securities.

        Each series of Securities will be a new issue, with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Securities.

        Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the Securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

        This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market- making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Finance may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC Finance has an obligation to make a market in any of the Offered Securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

        The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued. This amount does not include securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as our securities that have previously been issued.

        HSBC Finance does not expect to receive any proceeds from market-making transactions. HSBC Finance does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC Finance.

        Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

        Unless HSBC Finance or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

ERISA MATTERS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("ERISA Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

        HSBC Finance, or the underwriter, dealer or agent selling Offered Securities, may be considered a "party in interest" or a "disqualified person" with respect to many Plans. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HSBC Finance, or the underwriter, dealer or agent selling Offered Securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the Offered Securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the Offered Securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

WHERE YOU CAN FIND MORE INFORMATION

        HSBC Finance files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HSBC Finance at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC's Internet site at http:\\www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HSBC Finance documents listed below (originally filed under Household International, Inc.) and any future filings made by HSBC Finance with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

  •
  Current Reports on Form 8-K dated March 1, May 17, August 2, November 15 and December 15, 2004.

        You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: HSBC Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: darcie.j.oakes@us.hsbc.com, Telephone: (847) 564-5000. These filings are also available on the website our company maintains at www.household.com.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

        The legality of the Offered Securities will be passed upon for HSBC Finance by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate and Assistant Secretary of HSBC Finance. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HSBC Finance in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of HSBC Finance and owns equity securities of HSBC Holdings.

EXPERTS

        The consolidated financial statements of HSBC Finance as of December 31, 2003 and 2002 and for the periods January 1 through March 28, 2003 and March 29 through December 31, 2003 and for each of the years in the two year period ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of HSBC Finance by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

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USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL OPINIONS
EXPERTS
ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
HSBC FINANCE
MANNER OF OFFERING
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS
UNITED STATES TAXATION OF NON-U.S. HOLDERS
PLAN OF DISTRIBUTION
ERISA MATTERS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL OPINIONS
EXPERTS